Exhibit 3.1

RESTATED CERTIFICATE OF INCORPORATION

OF

IKANOS COMMUNICATIONS, INC.

Ikanos Communications, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

FIRST: The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on July 9, 2004.

SECOND: The Restated Certificate of Incorporation of the Corporation in the form attached hereto as Exhibit A has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware by the directors and stockholders of the Corporation.

THIRD: The Restated Certificate of Incorporation so adopted reads in full as set forth in Exhibit A attached hereto and is hereby incorporated herein by this reference.

IN WITNESS WHEREOF, the Corporation has caused this Restated Certificate of Incorporation to be signed by the Secretary on November 21, 2014.

IKANOS COMMUNICATIONS, INC.

By:	/s/ Andrew Hughes
Andrew Hughes
Secretary

Exhibit A

IKANOS COMMUNICATIONS, INC.

RESTATED CERTIFICATE OF INCORPORATION

(Incorporated on July 9, 2004)

ARTICLE I

The name of this corporation is Ikanos Communications, Inc. (the “Corporation”).

ARTICLE II

The purpose of this Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended.

ARTICLE III

The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE IV

A. The Corporation is authorized to issue two classes of stock, to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation shall have authority to issue is four hundred twenty-six million (426,000,000) shares, consisting of four hundred twenty-five million (425,000,000) shares of Common Stock, par value $0.001 per share, and one million (1,000,000) shares of Preferred Stock, par value $0.001 per share.

B. The Board of Directors of the Corporation (the “Board”) is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in series, and to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof.

C. Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (this “Certificate”) (including any certificate of designation of Preferred Stock relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to this Certificate (including any certificate of designation of Preferred Stock relating to any series of Preferred Stock).

D. Upon the dissolution, liquidation or winding up of the Corporation, subject to the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the distribution of assets of the Corporation upon such dissolution, liquidation or winding up of the Corporation, the holders of the Common Stock, as such, shall be entitled to receive the assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them.

E. Pursuant to the authority conferred by this Article IV, the Series A Preferred Stock has been designated, such series consisting of such number of shares, with such voting powers and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions therefor as are stated and expressed in Annex A attached hereto and incorporated herein by reference.

ARTICLE V

A. The business and affairs of the Corporation shall be managed by or under the direction of the Board. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate or the

Bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

B. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

C. Special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, the Chief Executive Officer, the President or the Board acting pursuant to a resolution adopted by a majority of the Board, and any power of stockholders to call a special meeting of stockholders is specifically denied. Only such business shall be considered at a special meeting of stockholders as shall have been stated in the notice for such meeting.

D. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

E. No stockholder will be permitted to cumulate votes at any election of directors.

ARTICLE VI

A. To the fullest extent permitted by the General Corporation Law as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. If the General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated to the fullest extent permitted by the General Corporation Law as so amended.

B. The Corporation may indemnify to the fullest extent permitted by the law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, she, his or her testator or intestate is or was a director, officer, employee or agent of the Corporation or any predecessor of the Corporation or serves or served at any other enterprise as a director, officer, employee or agent at the request of the Corporation or any predecessor to the Corporation.

C. Neither any amendment nor repeal of this Article VI, nor the adoption of any provision of this Corporation’s Certificate of Incorporation inconsistent with this Article VI, shall eliminate or reduce the effect of this Article VI, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VI, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE VII

The Corporation is to have perpetual existence.

ARTICLE VIII

Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE IX

A. The provisions of this paragraph shall be subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances. The number of directors which constitute the Board of Directors of the Corporation shall be as designated or provided for in the Bylaws of the Corporation. The Board shall be divided into three classes, the members of each class to serve for a term of three years; provided that the directors shall be elected as follows: at the first annual meeting of the stockholders held following the closing of a firm commitment underwritten public offering of Common Stock of the Corporation, the directors in the first class shall be elected for a term of three years, at the second annual meeting following such date, the directors in the second class shall be elected for a term of three years, and at the third annual meeting following such date, the directors in the third class shall be elected for a term of three years. The Board by resolution shall nominate the directors to be elected for each class. At subsequent annual meetings of stockholders, a number of directors shall be

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elected equal to the number of directors with terms expiring at that annual meeting. Directors elected at each such subsequent annual meeting shall be elected for a term expiring with the annual meeting of stockholders three years thereafter.

B. Subject to the rights of the holders of any series of Preferred Stock then outstanding and unless the Board otherwise determines, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board resulting from death, resignation, retirement, disqualification, removal from office or other cause shall, unless otherwise provided by law or by resolution of the Board, be filled only by a majority vote of the directors then in office, whether or not less than a quorum, and directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been chosen expires. No reduction in the authorized number of directors shall have the effect of removing any director before such director’s term of office expires.

C. Subject to the rights of the holders of any series of Preferred Stock then outstanding, unless otherwise restricted by statue, by this Certificate or the Bylaws of the Corporation, any director, or all of the directors, may be removed from the Board, but only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of capital stock of the Corporation then entitled to vote at the election of directors, voting together as a single class.

ARTICLE X

The Board is expressly empowered to adopt, amend or repeal any of the Bylaws of the Corporation. Any adoption, amendment or repeal of the Bylaws of the Corporation by the Board shall require the approval of a majority of the Board. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Certificate, the affirmative vote of the holders of at least 66 2/3% of the voting power of the then outstanding shares of voting stock entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal all or any portion of Article II, Section 3.2, Section 3.3, Section 3.4, Section 3.14, Article VI or Article IX of the Bylaws of the Corporation.

ARTICLE XI

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

ARTICLE XII

The Corporation reserves the right to amend or repeal any provision contained in this Certificate in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that, notwithstanding any other provision of this Certificate, or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of this Corporation required by law or by this Certificate, the affirmative vote of the holders of at least 66 2/3% of the voting power of the then outstanding shares of voting stock entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal this Article XII, Article V, Article VI, Article VIII, Article IX or Article X.

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Annex A

CERTIFICATE OF DESIGNATION OF

SERIES A PREFERRED STOCK

(Par Value $0.001)

OF

IKANOS COMMUNICATIONS, INC.

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

Ikanos Communications, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 151 thereof, DOES HEREBY CERTIFY:

That pursuant to the authority conferred upon the Board of Directors of the Corporation (the “Board”) in accordance with the Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) and the Amended and Restated Bylaws of the Corporation (the “Bylaws”), the Board on April 21, 2009 adopted the following resolution creating a series of one (1) share of Preferred Stock, par value $0.001 per share, of the Corporation designated as Series A Preferred Stock:

RESOLVED, that pursuant to the authority vested in the Board by Article IV of the Certificate of Incorporation and out of the Preferred Stock, par value $0.001 per share, authorized therein, the Board hereby authorizes, designates and creates a series of Preferred Stock, and states that the designation and amount thereon and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof be, and hereby are, as follows:

Section 1. Number of Shares and Designation.

The designation of the series of Preferred Stock created by this resolution shall be “Series A Preferred Stock” (the “Series”), and the number of shares constituting this Series shall be one (1) (the “Series A Share”). The Series A Share shall have a liquidation preference of $1.00 (the “Liquidation Preference”), as described herein. The number of authorized shares of this Series shall not be increased or reduced without the affirmative vote, given in person or by proxy, of the Series, voting as a separate class to the exclusion of all other series or classes of the Corporation’s capital stock of other Equity Securities.

Section 2. Dividends.

No dividends shall be payable in respect of the Series A Share.

Section 3. Redemption and Conversion.

(1) Redemption

a. The Series A Share shall not be redeemable by the Corporation; except that, the Series A Share may be redeemed, at the option of the Corporation, out of funds legally available therefore, for an amount equal to the Liquidation Preference if, at any time, (1) the Investor collectively does not own, in aggregate, at least the Minimum Percentage or (2) any time following a Change of Control, other than a Change of Control in which the TWVC Funds or any of their respective Affiliates is a party (each of (1) and (2), a “Redemption Event”).

b. Notice of redemption of the Series A Preferred Stock shall be sent by or on behalf of the Corporation, by first class mail, postage prepaid, to the holder of the Series A Share at its address as it shall appear on the records of the Corporation, (i) notifying the holder of the Series A Share of the redemption of the Series A Share and (ii) stating the place at which the certificate evidencing the Series A Share shall be surrendered. The Corporation shall act as the transfer agent for the Series.

c. From and after the notice of redemption having been duly given, and the redemption price having been paid or irrevocably set aide for payment, the Series A Share shall no longer be, or be deemed to be, outstanding for any purpose, and all rights preference and powers (including voting rights and powers) of the Series A Share shall automatically cease and terminate, except the right of the holder of the Series A Share, upon surrender of the certificate for the Series A Share, to receive the redemption price.

(2) Conversion. If for any reason the Corporation is unable to redeem the Series A Share following a Redemption Event, then following written notice by the Corporation, the Series A Share shall automatically be converted into one (1) share of Common Stock. From and after the notice of conversion having been duly given, the Series A Share shall no longer be, or deemed to be, outstanding for any purpose and all rights preference and powers (including voting rights and powers) of the Series A Share shall automatically cease and terminate, except the right of the holder of the Series A Share, upon surrender of the certificate for the Series A Share, to receive a stock certificate representing one (1) share of Common Stock.

Section 4. Voting Rights of the Series A Share.

The Series A Share shall have the following voting rights and powers:

(1) Board Size. So long as the Investor Beneficially Owns, in the aggregate, at least thirty five percent (35%) of the outstanding Common Stock (Investor’s Beneficial Ownership shall include all Common Stock held by the Investor and all shares underlying the Warrants) (the “Threshold Ownership Period”), the authorized number of directors comprising the Board shall be seven (7). Thereafter, the authorized number of directors shall be determined as set forth in the Corporation’s Bylaws.

(2) Board Representation.

a. The Series A Share, voting as a separate class at each meeting at which election of directors will occur or election of directors by written consent shall have the following rights in connection with respect to election of members to the Board:

(i) During the Threshold Ownership Period, the Series A Share shall have the right to nominate and elect three directors (the “Series A Directors”), consisting of one director to each of the three current classes of the Board; provided, that one of the individuals shall (y) qualify as an “independent director” under applicable Nasdaq listing rules, and (z) have relevant industry, financial or other relevant experience, as determined in good faith by the Investor; and

(ii) Following the Threshold Ownership Period, the Series A Share’s proportionate representation on the Board shall be reduced on one or more occasions as applicable, such that the number of directors that the Series A Share shall have the right to nominate and elect to the Board shall equal the product of (x) the percentage of outstanding Common Stock Beneficially Owned by the Investor (Investor’s Beneficial Ownership shall include all Common Stock held by the Investor and all shares underlying the Warrants) at the time of determination and (y) the number of directors then authorized on the Board, such product rounded to the nearest whole number (for the avoidance of doubt, if the fraction remaining is below 0.50, such product will be rounded down to the nearest whole number, if the fraction remaining is 0.50 or above, such product will be rounded up to the nearest whole number); provided, that beginning with and following the time the Investor or other holder of the Series A Share Beneficially Owns (excluding the shares underlying the Warrants) no shares of Common Stock, such holder of the Series A Share shall not have the right to nominate and elect any directors to the Board.

b. The Non-Series A Directors shall be entitled to nominate the individuals for election to the remaining seats on the Board. If the Board is to vote to fill any vacancies on the Board resulting from the death, resignation, retirement, disqualification, removal or other cause of any of the director nominated by the Non-Series A Directors, then the Non-Series A Directors shall have the right to nominate candidates for consideration by the Board to fill such vacancies.

c. The Investor will notify the Corporation promptly, and in any event within five (5) Business Days, of any event that results in a reduction in the number of Common Stock (including the shares underlying the Warrants) that it Beneficially Owns if such reduction causes the Series A Share to be entitled to elect fewer directors than the Series A Share was entitled to elect prior to such reduction, which notice will set forth the number of Common Stock (including the shares underlying the Warrants, but excluding, for avoidance of doubt, any other warrants, options or similar rights held by any other Persons) Beneficially Owned by the Investor immediately following the occurrence of such reduction. In the event that the number of directors that the holder of the Series A

Share is entitled to nominate and elect to the Board is reduced pursuant to Section 4.2(a)(ii), the holder of the Series A Share shall promptly cause one or more of the Series A Directors to immediately resign, such that the number of remaining Series A Directors serving on the Board shall equal the number of directors the holder of the Series A Share is then entitled to elect to the Board. If any such director is unwilling to resign, the holder of the Series A Share will take all such actions as are necessary to cause the removal of the director.

(3) Approval Rights. The affirmative vote of the holder of the Series A Share, voting separately as a class, given in person or by proxy, shall be necessary for authorizing, approving, effecting or validating:

a. the amendment, alteration or repeal of any of the provisions of the Certificate of Incorporation or Bylaws or any document amendatory or supplemental thereto (including this Certificate of Designation), whether by merger, consolidation or otherwise, that would adversely affect or cause to be terminated (whether by the exchange or conversion of the Series A Share for either cash or a share or shares, or other securities or interests, in another corporation, or other Person, having the same or different rights than the Series A Share) the powers, designations, preferences and other rights of the Series, other than a merger with a Person that is not an Affiliate of the Corporation or the Investor that results in a Change of Control; or

b. any amendment to the Bylaws that would increase the number of directors on the Board.

(4) Nomination of Series A Directors. If the Board is to vote to fill any vacancies on the Board resulting from the death, resignation, retirement, disqualification, removal or other cause of any of the Series A Directors, then the holder of the Series A Share shall have the sole right to nominate candidates for consideration by the Board to fill such vacancies so long as the holder of the Series A Share is entitled to nominate and elect such director pursuant to Section 4(2).

(5) Other than as specifically set forth in this Section 4, the Series A Share shall not be entitled to a separate vote on any matter.

Section 5. Special Voting Rights of the Series A Directors.

(1) In addition to the applicable requirements of Article IV of the Certificate of Incorporation, if any, the vote of a majority of the Series A Directors then in office shall be the sole vote required for the Board to fill any vacancies on the Board resulting from the death, resignation, retirement, disqualification, removal or other cause of any of the Series A Directors. Any director elected pursuant to this Section 5(1) to replace a Series A Director shall, respectively, be considered a Series A Director.

(2) In addition to the applicable requirements of Article IV of the Certificate of Incorporation, if any, the vote of a majority of the Non-Series A Directors then in office shall be required for the Board to fill any vacancies in the Board resulting from the death, resignation, retirement, disqualification, removal or other cause of any director who is a Non-Series A Director, or to nominate any candidate to be considered for any such vacancy, or otherwise for the Board to nominate any person for election as a Non-Series A Director at an annual or special meeting of stockholders. Any director elected pursuant to this Section 5(2) to replace Non-Series A Director shall be considered a Non-Series A Director for all purposes.

Section 6. Liquidation Rights.

(1) Upon the dissolution, liquidating or winding up of the Corporation, the Series A Share shall be entitled to receive and to be paid out of the assets of the Corporation available for distribution to its stockholders, before any payment or distribution shall be made on the Common Stock of the Corporation or on any other class of stock ranking junior to the Preferred Stock upon liquidation, the amount of $1.00, and no more.

(2) Neither the sale of all or substantially all of the assets or capital stock of the Corporation nor the merger or consolidation of the Corporation into or with any other corporation, or the merger or consolidation of any other corporation into or with the Corporation, shall be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, for the purposes of this Section 6.

(3) After the payment to the Series A Share or the full preferential amount provided for in this Section 6, the Series A Share shall have no right or claim to any of the remaining assets of the Corporation.

Section 7. Ranking.

Except as otherwise provided herein, for purposes of this resolution, any stock of any class or classes of the Corporation shall be deemed to rank prior to the Series A Share upon liquidation, dissolution or winding up.

Section 8. Retirement.

If the Series A Share is purchased or otherwise acquired by the Corporation in any manner whatsoever, then such share shall be retired and the certificate representing such share shall be promptly cancelled. Upon the retirement or cancellation of the Series A Share, such share shall not for any reason be reissued as shares of the Series.

Section 9. Amendment of this Certificate of Designation.

Any amendment of this Certificate of Designation to increase in any manner or amount the powers, designations, preferences or other rights of the Series shall require the approval of both the Series A Directors and a majority of the Non-Series A Directors who qualify as “independent directors” under applicable Nasdaq listing rules.

Section 10. Definitions.

Capitalized terms not otherwise defined in this Certificate of Designation shall have the following meanings:

“Affiliates” of any particular Person means any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by or under common control with such Person. For purposes of this definition, “control” (including the terms “controlling,” “controlled” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Beneficial Ownership” and “Beneficially Own” and similar terms have the meaning set forth in Rule 13d-3 under the Securities and Exchange Act of 1934, as amended. For the avoidance of doubt, the Investor will be deemed to Beneficially Own all of the Common Stock issuable upon exercise of the Warrants held by the Investor at the time of determination.

“Board” shall have the meaning set forth in the Preamble.

“Bylaws” shall have the meaning set forth in the Preamble.

“Certificate of Incorporation” shall have the meaning set forth in the Preamble.

“Change of Control” means any of: (a) the purchase or other acquisition by any Person or Group, directly or indirectly, in one transaction or a series of related transactions, of Common Stock that, immediately following consummation of the transaction(s), when combined with any other Common Stock Beneficially Owned by such Person or Group, represent more than fifty percent (50%) of the Common Stock of the Company then outstanding; (b) the consummation of any tender offer or exchange offer by any Person or Group that results in such Person or Group Beneficially Owning, when combined with any other Common Stock Beneficially Owned by such Person or Group, more than fifty percent (50%) of the Common Stock of the Company outstanding immediately following the consummation of such tender or exchange offer; or (c) the consummation of a merger, consolidation, amalgamation, joint venture, business combination or other similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction hold less than fifty percent (50%) of the voting equity interests in the surviving or resulting entity of such transaction.

“Common Stock” means the Corporation’s common stock, par value $0.001 per share.

“Corporation” shall have the meaning set forth in the Preamble.

“Equity Securities” means (a) any capital stock of the Corporation (including, without limitation, Common Stock), (b) any warrants, options, or other rights to subscribe for or to acquire, directly or indirectly, capital stock of the Corporation, whether or not then exercisable or convertible, (c) any stock, notes, or other securities which are convertible into or exchangeable for, directly or indirectly, capital stock of the Corporation, whether or not then convertible or exchangeable, (d) any capital stock of the Corporation issued or issuable upon the exercise, conversion, or exchange of any of the securities referred to in clauses (a) through (c) above, and (e) any securities issued or issuable directly or indirectly with respect to the securities referred to in clauses (a) through (d) above by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, reclassification, merger, consolidation, or other reorganization.

“Group” shall have the meaning assigned to it in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

“Investor” means, collectively, Tallwood III Partners, L.P., a Delaware limited partnership, and its Affiliates, including, without limitation, Tallwood III, L.P., a Delaware limited partnership, Tallwood III Associates, L.P., a Delaware limited partnership, and Tallwood III Annex, L.P., a Delaware limited partnership.

“Liquidation Preference” shall have the meaning set forth in Section 1.

“Minimum Percentage” means of the percentage of the outstanding voting power of the Common Stock (taking into account for this purpose any shares of the Common Stock issuable upon the exercise of any warrants or other options or rights held by the Investor, but excluding, for avoidance of doubt, any other warrants, options or similar rights held by any other Persons) required to be held by the Investor pursuant to Section 4(2)(a)(ii) to nominate and elect at least one director to the Board.

“Non-Series A Directors” means the directors of the Board who are not the Series A Directors.

“Person” means an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization and a government or any department or agency thereof.

“Preferred Stock” means the Corporation’s preferred stock, par value $0.001 per share.

“Series” shall have the meaning set forth in Section 1.

“Series A Directors” shall have the meaning set forth in Section 4(2).

“Series A Share” shall have the meaning set forth in Section 1.

“Threshold Ownership Period” shall have the meaning set forth in Section 4(1).

“Warrants” means, collectively, the Warrant to Purchase Common Stock of the Corporation regarding the purchase of 3,274,291 shares of Common Stock issued to Tallwood III, L.P., the Warrant to Purchase Common Stock of the Corporation regarding the purchase of 414,626 shares of Common Stock issued to Tallwood III Partners, L.P., the Warrant to Purchase Common Stock of the Corporation regarding the purchase of 25,369 shares of Common Stock issued to Tallwood III Associates, L.P., and the Warrant to Purchase Common Stock of the Corporation regarding the purchase of 4,085,714 shares of Common Stock issued to Tallwood III Annex, L.P. contemporaneously with the issuance of the Series A Share.

Section 11. Descriptive Headings and Governing Law.

The descriptive headings of the several Sections and paragraphs of this Certificate of Designation are inserted for convenience only and do not constitute a part of this Certificate of Designation. The General Corporation Law of the State of Delaware shall govern all issues concerning this Certificate of Designation.